As filed with the Securities and Exchange Commission on January 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TLG Acquisition One Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)

6770
(Primary Standard Industrial
Classification Code Number)

515 North Flagler Drive, Suite 520

West Palm Beach, FL 33401
Telephone: 561‐945‐8340
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Michael Lawrie
Chief Executive Officer
c/o TLG Acquisition One Corp.
515 North Flagler Drive, Suite 520

West Palm Beach, FL 33401
Telephone: 561‐945‐8340
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

85-3310839 (I.R.S. Employer Identification Number)
Gerald M. Spedale Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600	Gregg A. Noel, Esq. Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, CA 94301 (650) 470-4500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-252032

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant(2)	5,500,000 Units	$10.00	$55,000,000	$6,000.50
Shares of Class A common stock included as part of the units(3)	5,500,000 Shares	—	—	—(4)
Redeemable warrants included as part of the units(3)	1,833,333 Warrants	—	—	—(4)
Total			$55,000,000	$6,000.50

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-252032).

(3)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)

The Registrant previously registered securities having a proposed maximum aggregate offering price of $345,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-252032), which was declared effective by the Securities and Exchange Commission on January 27, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $55,000,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462 (b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 5,500,000 additional units of TLG Acquisition One Corp., a Delaware corporation (the “Registrant”), each consisting of one share of Class A common stock and one-third of one redeemable warrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments, and only whole warrants are exercisable. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-252032) (the “Prior Registration Statement”), initially filed by the Registrant on January 12, 2021 and declared effective by the Securities and Exchange Commission on January 27, 2021. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.Exhibits and Financial Statement Schedules.

(a)Exhibits. The following exhibits are being filed herewith:

ExhibitDescription

5.1	Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Gibson, Dunn & Crutcher LLP (included on Exhibit 5.1).

(b)Financial Statements. Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, Florida, on the 27th day of January, 2021.

TLG Acquisition One Corp.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ John Michael Lawrie
John Michael Lawrie	Chief Executive Officer, Director (Principal Executive Officer)	January 27, 2021
/s/ David Johnson
David Johnson /s/ Edward Ho	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2021
Edward Ho /s/ Hilliard C. Terry III	Director	January 27, 2021
Hilliard C. Terry III /s/ Kristin Muhlner	Director	January 27, 2021
Kristin Muhlner /s/ A. George Kadifa	Director	January 27, 2021
A. George Kadifa	Director	January 27, 2021